[McCLAIN & COMPANY LOGO]

CERTIFIED PUBLIC ACCOUNTANTS
200 SOUTH BISCAYNE BOULEVARD, SUITE 830 - MIAMI, FLORIDA 33131 -
TELEPHONE: 305.371.2731 - FAX: 305.377.8686


                                 APRIL 28, 2006


Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

                         RE: EPIXTAR CORP. (THE COMPANY)

Dear Sirs/Madams:

We have read Item 4.01 of the Company's Form 8-K dated April 26, 2006, and have the following comments:

1. We agree with the statements made in the first paragraph, the second paragraph (except for the second sentence), the third paragraph (except for the first sentence), the fourth paragraph, the fifth paragraph (except for the first sentence), and the seventh, eighth, and tenth paragraphs.

2. We have insufficient bases to agree or disagree with the statements made in the first sentence of the third paragraph (except for the second sentence) and the entireties of the sixth, seventh and ninth paragraphs. Further, with respect to the statements made in the second sentence of the second paragraph and in the first sentence of the fifth paragraph, since we concluded that we could not rely on the judgment and representations of management, we are unable to agree or disagree therewith; however, we disagree with the attribution of the allegations against Mr. Yeater, as set forth in the second sentence of the second paragraph, to us.

A full presentation of our reasons for resigning this engagement are set forth in our letter to the Company's audit committee dated April 21, 2006, a copy of which is attached.


                                             Sincerely,


                                             /s/ Michael DeSiato
                                             -----------------------------------
                                             Michael DeSiato, CPA
                                             McClain & Company, L.C.



cc: Martin Miller, CEO
    Jack Cooney, Audit Committee Chairman


         MEMBERS AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND
               FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

[McCLAIN & COMPANY LOGO]


CERTIFIED PUBLIC ACCOUNTANTS
200 SOUTH BISCAYNE BOULEVARD, SUITE 830 o MIAMI, FLORIDA 33131
o TELEPHONE: 305.371.2731 o FAX: 305.377.8686


                                 APRIL 21, 2006


Mr. Jack Cooney
Chairman, Audit Committee
Epixtar Corp
11900 Biscayne Blvd.
Suite 700
Miami, Florida 33181

Dear Mr. Cooney:

         In the course of our engagement to audit the financial statements of Epixtar, Corp. (The "Company") for the year ended December 31, 2005, certain actions taken by the officers of the company have caused us to question the judgment and decision-making of the Company's Management such that we are unable to complete our engagement. After advising you of this, your actions through your counsel, resulted in our independence being impaired. As a result, we are required to seek to withdraw from our engagement. As you will appreciate, some of these matters indicate weaknesses in the Company's internal controls and give rise to questions regarding management's judgment. This will serve as our communication to you and the Company's Board of Directors in this regard.

         1. We learned in February 2006, that there were pending felony charges against the Company's Chief Operating Officer dating back to November 2004, and thereafter, on March 24, 2006, we advised you that we had learned that he had pled guilty in this matter. Thereupon, management advised us that it first became aware of this issue and the plea bargain the day before (March 23). These failures to know of and immediately communicate material facts and events regarding senior management constitute a material weakness in the Company's internal controls. Further, the rationale given for the Company's decision to retain this executive officer, and your continuing decision not to promptly, publicly disclose the facts surrounding these circumstances has caused us to further question your management's judgment and to lose trust in its willingness to be forthcoming.

         2. The Company recently filed, without our knowledge or consent, a Form 12b-25 which was inaccurate, incomplete and materially misleading. That document, stated in part, that: "New auditors [our firm] were unable to complete the preparation of the financial statements." Of course this representation is both false and misleading. Any such disclosure commentary must be reviewed by us in advance; had you provided us with the opportunity to read such document before filing, we would have pointed out the obvious errors. Also, Rule 12b-25(c) requires when you refer to a public accountant in this context, that the Form 12b-25 include a letter from the independent auditor stating the specific reasons why the required opinion, report or certification could not be furnished. This filing failure brings into question the adequacy of your internal procedures for the preparation and review of the Company's public disclosure documents. Further, we do not "prepare" the Company's financial statements, and any such statement to that effect appears to compromise our independence.

Mr. Jack Cooney
April 21, 2006
Page 2


         3. Finally, as you may know, on Monday, April 10, 2006, we advised the Company's bankruptcy counsel and management that, consistent with our duties, we would seek to withdraw from the engagement. Specifically, we had lost confidence in the judgment of the Company's management, resulting in our inability to continue the engagement to audit the Company's financial statements (see our engagement letter to you dated January 11, 2006) and necessitating our need to seek the Bankruptcy Court's consent to resign and withdraw. By letter from your bankruptcy counsel, dated April 11, 2006, we were threatened with legal action if we pursued our decision to resign. This action by the company (through its counsel) can only be read as an attempt to coerce the issuance of our opinion with respect to the Company's financial statements, thereby compromising our independence with respect to the company.

                                    * * * *

         On Wednesday, April 19, 2006 an "agreed order" providing for our resignation (and for that of CBIZ Accounting, Tax & Advisory of South Florida,
LLC) was negotiated at a court-ordered mediation. This agreed order will be submitted for Bankruptcy Court approval at a hearing scheduled for Monday, April 24, 2006.



                                                   Michael DeSiato
                                                   McClain & Company, L.C.


cc: Dennis Olle, Esq.



                                                        [McCLAIN & COMPANY LOGO]